Exhibit 10.1

SEPARATION AGREEMENT, SEVERANCE, AND RELEASE

This is an agreement between Daniel W. Parke (“Parke”) and Lime Energy Co. (formerly known as Electric City Corp), a Delaware corporation ( “Company”) regarding the termination of Parke’s employment from the Company and the severance package and releases in connection therewith (“Agreement”).

WHEREAS Parke was a party to an Employment Agreement dated June 30, 2006 with Parke Acquisition, LLC, a California limited liability company (“Employment Agreement’) which is attached hereto as Exhibit 1 and which, by its terms, was due to expire on June 29, 2008;

WHEREAS the term of the Employment Agreement was extended until December 31, 2010 pursuant to an Amendment to Employment Agreement which was executed on October 1, 2007 and which is attached hereto as Exhibit 2 (“Amendment”)

WHEREAS the Employment Agreement, as amended, was further amended pursuant to the Second Amendment of Employment Agreement dated July 1, 2009, which is attached hereto as Exhibit 3 (“Second Amendment”);

WHEREAS the Employment Agreement, as amended, was assigned to Company and the term of Parke’s employment was extended to December 31, 2012 pursuant to a third amendment which was erroneously named “Assignment and Second Amendment of Employment Agreement” dated June 3, 2010, which is attached hereto as Exhibit 4 (“Assignment Amendment”);

WHEREAS the parties have agreed to terminate Parke’s employment prior to expiration of the term as set forth in the Second Amendment and wish to avoid the costs and inconvenience of any potential litigation and/or administrative proceeding regarding any potential items in dispute regarding the parties respective rights and obligations under the Employment Agreement, Amendment and/or Second Amendment or the termination of Parke’s employment prior to expiration of the term, and the parties further wish to facilitate Parke’s transition from employment by the Company and to settle fully and finally any and all differences that may exist between them;

NOW, THEREFORE, in consideration of the recitals set forth above and the mutual covenants and promises contained herein, the parties hereto agree to the following:

1.             Parke and the Company mutually agree that Parke will separate from the Company, relinquish his position, and cease to provide services as the President of the Company, effective as of the date of this agreement (the “Separation Date”).  Upon execution, Parke agrees that he will not represent to anyone that he is still an employee or officer of the Company.  However, Parke shall continue to have the following duties:

a.             Parke shall serve as an Independent Advisor to the Company until December 31, 2012.  In that capacity, Parke shall perform the following duties:

i.              Available by telephone to respond to Company questions regarding projects, prospects and matters for which he had prior responsibility;

ii.             Upon reasonable request of Company, advise on trends in energy service solutions and recommend commercial and industrial public and private customer opportunities; and

iii.            Report to Company on results of speaking engagements and trade shows attended on Company’s behalf.  Parke shall only participate in such speaking engagements or trade shows if specifically requested to do so by the Company.

b.             Parke shall not be reimbursed for any expenses incurred by him in performing the duties referenced above, however, it is further understood and agreed that Parke shall have no obligation to incur any travel, lodging, or entertainment expenses in performing any of the duties mentioned in this paragraph 1 unless and until Company has agreed to reimburse Parke for such expenses. Company shall not be obligated to pay, and Parke shall not be obligated to incur, any expenses in performing the duties identified above unless and until such expenses have been pre-approved, in writing, by Company.

c.             In his capacity as an Independent Advisor and member of the Board of Directors, Parke shall have continuing duties of loyalty and confidentiality to the Company even after the Separation date and shall not use Company trade secrets or confidential information to improperly compete with, misappropriate or interfere with the opportunities of, or violate his duties to the Company.

2.             Parke acknowledges that the Company has paid him all of his earned salary plus accrued but unused vacation through the Separation Date.  Parke acknowledges and agrees that with his last paycheck, he will have been paid for all of his service with the Company and he has not earned nor is he entitled to any bonuses, commissions, incentive payments or similar compensation other than what has already been paid to him.  Parke acknowledges that the only payments and benefits that he is entitled to receive from the Company in the future are those specified in this Agreement.  Parke and Company agree that the monies and other consideration being paid by Company to Parke under this Agreement are a compromise and settlement of disputed claims and are being paid by Company, and accepted by Parke, in full satisfaction of all claims that might exist between Parke and Company as of the Separation Date.  As such, such monies and benefits provide full and adequate consideration for the various representations and releases contained herein.

3.             Parke will return to the Company any building key(s), security pass, or other access or identification cards (including business cards) and any Company equipment or property that is currently in his possession, including (without limitation) any documents and any information he has about the Company’s practices and procedures, Company’s trade secrets, Company customer lists, or Company product marketing.  Parke understands that the Confidentiality and Inventions and Discoveries Sections of the Employment Agreement will remain in full force and effect to the extent set forth therein and Parke will continue to comply with the terms and conditions of the Employment Agreement, Amendment and Second Amendment that survive his separation.

4.             If Parke signs and delivers this Agreement within the Deadline (as defined in Section 12 below), without revocation, the Company will provide him with the payments and benefits described herein.

a.             On the Effective Date of this Agreement, as defined in Section 12 below), the Company will pay Parke a total lump sum of four hundred twelve thousand and five hundred dollars ($412,500) reduce by amount of vacation paid at termination subject to applicable withholdings (the “Severance”).

b.             The Company has provided or will provide to Parke, under separate cover, information regarding any rights Parke may have to COBRA health insurance continuation and retirement benefits, and to the continuation of life and disability insurance. To the extent that Parke has such rights, nothing in this Agreement will impair those rights.

c.             Parke acknowledges and agrees that his separation from employment in all of the capacities described in Section 1 does not trigger any severance payments or benefits, including (without limitation) the severance payments and benefits as set forth in Section 8 of the Employment Agreement other than those payments and benefits set forth in this Agreement.  Parke acknowledges and agrees that the terms of this Agreement have satisfied all of the Company’s obligations to him under the Employment Agreement, Amendment, Second Amendment or otherwise.

5.             In consideration for receiving the payments and benefits described in Section 4 above, Parke waives and releases and promises never to assert any and all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, that he has or might have against the Company or its predecessors, successors, subsidiaries, parents, branches, affiliates or related entities (collectively, including the Company, the “Entities”) or the Entities’ officers, directors, employees, stockholders, investors, prospective investors, consultants, agents, attorneys employee benefit plans or assigns with respect to any matter, including (without limitation) any matter, including but not limited to those arising from or related to his employment with the Company and/or the separation of his employment from the Company, his right to be a member of the Board, his rights as a prior member of the Board, or any matter related to fiduciary duties owed to the Company by any person or entity.

These released claims include, but are not limited to, claims of wrongful discharge, constructive discharge, emotional distress, defamation, libel, slander, promissory estoppel, detrimental reliance, invasion of privacy, interference with a leave of absence, personal injury, negligence, assault, battery, fraud, interference with contract or prospective economic advantage, unfair business practices, wage and/or benefit claims, breach of contract or breach of the covenant of good faith and fair dealing, any claim for attorneys’ fees, claims arising under federal, state or local constitution, statute, ordinance, regulation or common law, including

(without limitation) any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Civil Rights Act of 1866, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Business and Professions Code, the Civil Rights and Women’s Equity Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Worker Adjustment And Retraining Notification Act of 1989, the Immigration and Reform Control Act, the Employee Retirement and Income Security Act, the law of contract or tort, or any other federal, state or local law or regulation relating to employment or employment discrimination.

Company waives and releases and promises never to assert any and all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, that it has or might have against Parke or any agent, representative, employee, heir or attorney thereof with respect to any matter, including (without limitation) those arising from or related to his employment with the Company and/or the separation of his employment from the Company, his right to be a member of the Board, his rights as a prior member of the Board, or any matter related to fiduciary duties owed to the Company by any person or entity.

The Parties’ releases cover only those claims that arose prior to the execution of this Agreement and any claims that may be waived under applicable law.  Execution of this Agreement does not bar any claim that cannot be waived or released as a matter of law or that arises hereafter.

6.             The Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

The Parties understand and agree that claims or facts in addition to or different from those which are now known or believed by them to exist may hereafter be discovered, but it is their intention to release all claims they have or may have against all of the persons set forth in Section 5 above, whether known or unknown, suspected or unsuspected.

7.             Parke will not, unless required by law, disclose to others any information regarding the following:

a.             Any information regarding the Company practices, procedures, trade secrets, customer lists, or product marketing. Parke acknowledge that, because of his position with the Company, he has specific knowledge of many types of information which are proprietary to the Company, including, without limitation, its current and planned technology; its current and planned corporate strategies; strategic customers and business partners; and the identity, skills and interest of its employees.  Parke agrees to keep and treat all such confidential information as confidential.  Parke acknowledges and reaffirms his obligations to the Company regarding confidential information under the Employment Agreement.

8.             This Agreement is entered into and governed by the laws of the State of California and any action to enforce any provision of this Agreement shall be brought in Los Angeles, California.  In the event that either party brings legal and/or equitable action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its attorney’s fees and costs, including but not limited to pre-litigation fees and costs associated with such action.

9.             Parke has been granted the options to purchase shares of the Company’s stock (the “Options”) and restricted shares of the Company’s stock (the “Restricted Stock”) set forth in Exhibit 5 hereto.  Notwithstanding the terms of the Options, all the Options shall be vested in their entirety as of the Effective Date and all Options shall exercisable until 5:00 p.m. CST December 31, 2012 and shall expire thereafter.  Notwithstanding the terms of any agreements related thereto, all restrictions on the Restricted Stock shall lapse as of the Effective Date.

10.           Parke agrees that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement, has been made conferring any benefit upon Parke, and that this Agreement contains the entire agreement between Parke and the Company with respect to its subject matter, including but not limited to the separation of his employment from the Company.  The following will remain in full force and effect after execution of this Agreement : (a) Section 9 of the Employment Agreement; (b) Sections 1, 2, 8, 9, and 10 of the Second Amendment (collectively, “Surviving Agreements”).  To the extent that there are any conflicts between this Agreement and the Surviving Agreements, the terms of this Agreement prevail.

11.           Parke expressly agrees that he is not relying on any representations that are not contained in this Agreement or any of the aforementioned agreements, which remain in full force and effect.

12.           The release contained in Section 5 above includes a waiver of rights and claims which Parke may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Sections 621, et seq.) (“ADEA”).  Parke is advised to consult with his attorney regarding his waiver of rights and claims under the ADEA. Parke understands that by signing this release, he waives his rights or claims under the ADEA. Parke  further understands that he is not waiving rights or claims under that ADEA that may arise after the effective date of this fully executed Agreement.

Parke further understands that:

a.             He has a period of up to twenty-one (21) days from receipt of this Agreement to consider whether he wishes to execute this Agreement (“Deadline”).  The Agreement, however, can be executed at any point during the twenty-one day period and the revocation period described below begins to run as soon as the Agreement is executed.  Parke understands that he is entitled, and it is recommended by Company, that the Agreement be reviewed by his own counsel prior to signing; and

b.             Parke has a period of seven (7) days, commencing with the day after the date of his signature on this Agreement, to revoke his signature and cancel his agreement to waive his rights under the ADEA. To revoke, Parke must notify the Executive Chairman of the Board (the “Chairman”) in writing of the revocation to be delivered within the seven (7) day period.  Parke understands that this Agreement will not be effective until the seven-day period has expired without revocation (“Effective Date”).  Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

13.           This Agreement may not be changed except in writing signed both by Parke and the Company’s Chairman  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.  No provision of this Agreement shall be modified or construed by any practice that is inconsistent with such provision, and failure by any party to this Agreement to comply with any provision, or to require another party to comply with any provision, shall not affect the rights of any party thereafter to comply or require the other to comply.

14.           Nothing contained in this Agreement will constitute or be treated as an admission by Parke or the Company of liability, any wrongdoing or any violation of law.

15.           Reserved.

16.           This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile or scanned email copy will have the same force and effect as execution of an original, and a scanned email or facsimile signature will be deemed an original and valid signature.

Daniel Parke:

Signature:	/s/ Daniel W. Parke

Date:	June 2. 2011

Authorized Representative for Lime Energy Co.:

Name:	Jeffrey Mistarz

Signature:	/s/ Jeffrey Mistarz

Title:	Chief Financial Officer

Date:	June 3, 2011

EXHIBIT LIST

Exhibit 1

Employment Agreement dated as of June 30, 2006 between Parke Acquisition, LLC and Daniel W. Parke (Incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on July 6, 2006)

Exhibit 2

Amendment to Employment Agreement dated October 1, 2007 between Parke Acquisition, LLC and Daniel W. Parke (Incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on October 2, 2007)

Exhibit 3

Second Amendment to Employment Agreement dated July 1, 2009 between Parke Acquisition, LLC and Daniel W. Parke (Incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on August 7. 2009)

Exhibit 4

Assignment and Second Amendment to Employment Agreement dated June 3, 2010 between Parke Industries Incorporated (formerly known as “Parke Acquisition, LLC”), a California corporation (“Parke Industries”), and Lime Energy Co. (Incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on June 7, 2010

Exhibit 5	List of Options and Restricted Stock

Exhibit 5

List of Options and Restricted Stock

Options:

Grant Date	Exercise Price	Total
10/05/05	$3.66	71
06/30/06	$7.70	6,666
07/11/06	$7.14	93,333
10/01/07	$11.13	142,857
12/10/08	$3.50	75,000
01/04/10	$4.42	74,951
04/16/10	$4.50	100,000
01/03/11	$4.04	82,439
Total		575,317

Restricted Stock:

Grant Date	Number of Shares
01/04/10	23,756
01/03/11	27,104
50,860

Note: 115 shares from the 1/4/10 restricted stock grant were surrendered to cover the tax liability associated with the grant and Mr. Parke has received a certificate for 7,814 shares, leaving a balance of 42,931 shares to be delivered to Mr. Parke.